EXHIBIT 99.1

News Release
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Sitrick and Company, Inc.
Los Angeles/New York

                              Contact:  Rivian Bell
                                        Sitrick and Company, Inc.
                                        (310) 788-2850
                                        (800) 686-1910 (24-hours)
For Immediate Release
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        Court Confirms Smith Corona Reorganization Plan;
              Smith Corona to Emerge From Chapter 11


     Cortland, N.Y. -- Jan. 27, 1997 -- Smith Corona Corporation
(SCC) announced today that the U.S. Bankruptcy Court for the District of Delaware confirmed the company's Plan of Reorganization, which describes the manner by which SCC will restructure its debt and repay its creditors. The Court's acceptance of Smith Corona's plan signals that the company will be ready to emerge from Chapter 11 protection when the plan goes into effect, as early as Feb. 7, 1997.
     Confirmation of the Plan followed hearings to assure that all reorganization requirements had been met under the Bankruptcy Code which included approval by the requisite majority of creditor classes.
     Under the terms of the Plan, holders of allowed Class 8 general unsecured claims, estimated to ultimately total $33 million, will receive pro rata cash distributions of a cash pool of $10.78 million, less Class 9 convenience claim payouts totaling approximately $138,000. Convenience claims include allowed claims of $1,500 or less, which will pay 60 cents for each dollar of allowed claim. The allowed Class 8 general unsecured claims include $9.85 million in claims of trade and other creditors and an $8.3 million claim of the Pension Benefit Guaranty Corporation. An initial distribution will be made to creditors shortly after the Plan becomes effective.
     In papers filed with the Court, the company stated that it has reserved $14.85 million to accommodate certain unresolved claims. This reserve amount is included in the $33 million estimate for Class 8 allowed claims.
     Class 8 creditors will also receive 85 percent of the common stock in the reorganized company. Each holder will receive one share of common stock in the reorganized company for each $10 in amount of allowed Class 8 claim held.
     Current shareholders will be entitled to receive warrants equal to one warrant per 20 shares of existing common stock. The company believes that the warrant exercise price will be $8.50, subject to review by the company's board of directors. Under the terms of the Plan, warrants cannot be exercised until six months after the Plan becomes effective.
     The company has applied for the trading symbol "SCCO" for its new common stock and for a listing on the NASDAQ exchange, although no assurances can be given that such listing will be obtained. The company believes that market makers will emerge to engage in stock trades.
     According to Ronald F. Stengel, Smith Corona president and chief executive officer who has successfully directed the company's reorganization, "when Smith Corona filed under Chapter 11 19 months ago, more than 100 articles appeared decrying the death of the company. I am pleased to state that Smith Corona has survived and has positioned itself to compete effectively in today's marketplace.
     "In fact, the Smith Corona management team has successfully restructured the company's operations which will result in the reorganized company emerging with a considerably strengthened balance sheet. Today Smith Corona employs more than 1,100 people worldwide who manufacture and market a refined line of electronic typewriters, word processors and related office equipment. Under
W. Michael Driscoll, Smith Corona's new chief executive officer, the company will complete the implementation of its business plan, which calls for the procurement of new technologies and product lines to expand the company's marketing reach in the office product category."
     Mr. Stengel emphasized that "the Smith Corona reorganization could not have occurred without the hard work and dedication of every Smith Corona employee. They are owed our sincere and heartfelt thanks for a job well done."
     Smith Corona also announced a new seven-member board of directors, which will commence responsibilities once the company emerges from Chapter 11. The new directors include: W. Michael Driscoll, president and chief executive officer of the reorganized Smith Corona Corporation; Ronald F. Stengel, president of R.F. Stengel & Company, Inc., a crisis management company; Peter Parts, chief executive officer of Peter Parts Electronics, Inc.; William J. Morgan, president of Pacholder Associates, Inc., a national investment and financial advisory service firm; Jerome A. Colletti, president and chief executive officer of The Alexander Group, a national marketing and sales management firm; Michael J. Murray, former vice president of the U.S./Canadian region for the Office Imaging Division of Eastman Kodak and architect of Kodak's strategic entry into the copier marketplace; and Richard N. Rosett, dean of the College of Business, Rochester Institute of Technology, and former dean of the Faculty of Arts and Sciences of Washington University and The Graduate School of Business of the University of Chicago.
     Smith Corona is a leading worldwide manufacturer and marketer of personal word processors, portable electronic typewriters, and other products and accessories for use in the office, home and school. The company maintains headquarters in Cortland, N.Y. and employs approximately 1,100 people worldwide.
     Smith Corona filed under Chapter 11 of the U.S. Bankruptcy Code on July 5, 1995.
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